6100 CENTER DRIVE, SUITE 1020
LOS ANGELES, CA 90045

March 29, 2018

Jeffrey A. Leddy
c/o Global Eagle Entertainment Inc.
6100 Center Drive, Suite 1020
Los Angeles, CA 90045

Re: Amended and Restated Employment Letter

Dear Jeff:

Global Eagle Entertainment Inc. (the “Company”) is pleased to offer you employment on the terms set forth herein. The terms herein shall become effective on April 1,
2018, from and after which date this letter agreement shall amend and restate and supersede in all respects your Offer of Employment dated February 21, 2017.

You and the Company hereby agree as follows:

1. Position. Your initial title will be Executive Chairman of the Company, reporting to the Company’s Board of Directors (the “Board”). Your duties in that role shall be as prescribed by the Board from time to time. 1, 2018.

2. Commencement Date. Your first day as Executive Chairman will be April

3. Base Salary. Your initial base salary as Executive Chairman will be at a rate of $300,000 per year (“Base Salary”) commencing April 1, 2018. Your Base Salary will be payable in accordance with the Company’s standard payroll schedule from time to time and subject to all tax withholdings.

4. Annual Bonus. You will not be eligible for an annual performance bonus under the Company’s Annual Incentive Plan (as in effect from time to time).

5. Equity Incentives. In connection with your becoming CEO on February 21, 2017, you received an initial equity grant consisting of (i) as a signing bonus, a non-qualified stock option to purchase 350,000 shares of the Company’s common stock (the “Signing Bonus”), (ii) an additional non-qualified stock option to purchase 650,000 shares of the Company’s common stock (the “Initial Option Award”) and (iii) the Company’s traditional time-based restricted stock units (the “Initial RSU Award”) representing 200,000 shares of the Company’s common stock, in each case granted under the Company’s 2017 Omnibus Long-Term Incentive Plan (the “Equity Incentive Plan”). Vesting for your Initial Option Award and your Initial RSU Award commenced on February 21, 2017, and the exercise price of your Signing Bonus and your Initial Option Award was the per-share price of the Company’s common stock at the close of trading on the Nasdaq Stock Market on February 17, 2017 (the date of the associated Compensation Committee approval thereof). Your Signing Bonus, your Initial Option Award and your Initial RSU Award continue to be otherwise subject to the terms and conditions applicable to such awards under the Equity Incentive Plan and the relevant form of equity award agreement under which they were granted.

Your Signing Bonus was fully vested upon grant on February 21, 2017. Your Initial Option Award has vested (and will continue to vest) in equal monthly installments over the three- year period following February 21, 2017 (i.e., 1/36th per month), subject to your Continuous Service through each applicable vesting date. Your Initial RSU Award has vested (and will continue to vest) in three equal installments on the first, second and third anniversaries of the February 21, 2017, subject to your Continuous Service through each applicable vesting date. If the Company terminates your Continuous Service without Cause (as defined below), then you will have 12 months following the end of your Continuous Service to exercise any vested portion of your Signing Bonus and Initial Option Award. For the avoidance of doubt however, you may not exercise any vested portion of your Signing Bonus or Initial Option Award after the expiration of the term thereof.

For purposes hereof, “Continuous Service” means any period during which you are serving as either an employee of the Company or a member of the Company’s Board (whether as an outside director or an employee director), and Continuous Service shall not be deemed to have terminated for so long as you are serving in either capacity. For the avoidance of doubt, your ceasing to serve as CEO and becoming Executive Chairman of the Company shall not be deemed a termination of your Continuous Service.

As used in this letter agreement, “Cause” means (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, unethical business conduct, disloyalty, fraud or breach of fiduciary duty, (ii) reporting to work under the influence of alcohol, (iii) the use of illegal drugs (whether or not at the workplace) or other conduct, even if not in conjunction with your duties hereunder, which could reasonably be expected to, or which does, cause the Company or any of its subsidiaries material public disgrace, disrepute or economic harm, (iv) the failure to perform duties as reasonably directed by the Board, (v) gross negligence or willful misconduct with respect to the Company or its affiliates or in the performance of the your duties hereunder or as a member of the Board, (vi) obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, the Company, its subsidiaries or any of their affiliates, (vii) violation or breach of any provision of the Restrictive Covenant Agreement, (viii) a material violation of any of the terms of the Company’s, its subsidiaries’ or any of their affiliates’ rules or policies or (ix) any other breach of this letter or any other agreement between you and the Company or any of its subsidiaries, which in the case of clauses (vii), (viii) and (ix), if curable, is not cured to the Board’s satisfaction within fifteen (15) days after written notice thereof to you.

The Board’s Compensation Committee may consider you for additional equity grants from time to time, including in respect of your service during the 2018 performance year.

6. Change in Control and Severance Protection. You will continue to participate in the Company’s Change in Control and Severance Plan for Senior Management (as amended from time to time) as a “Tier II participant” thereunder. However, notwithstanding any terms to the contrary in such plan, you will receive full accelerated vesting of any unvested and then outstanding portion of your Initial Option Award and Initial RSU Award if (and at such time as) the Company terminates your Continuous Service without Cause. For the avoidance of doubt, your ceasing to serve as CEO and becoming Executive Chairman of the Company (and the associated changes in your compensation package and duties and responsibilities) shall not be deemed “Good Reason” under the Change in Control and Severance Plan for Senior Management.

7. Employee Benefits and Travel Reimbursement. You will be eligible to participate in customary employee benefit plans and programs made generally available by the Company to its employees from time to time. The Company reserves the right to add, terminate and/or amend any employee benefit plans, policies, programs and/or arrangements from time to time without notice or consideration paid to you. The Company will also reimburse you for travel to and from your principal residence to the Company’s office locations, together with related accommodations while traveling.

8. Employment Relationship. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.

9. Director Service. During your tenure as Executive Chairman, the Board will nominate you to serve as a member of the Board, and submit your nomination for stockholder approval at each annual stockholders’ meeting during that period. You will not receive any director compensation for your Board service with respect to any period during which you are a Company employee (which includes the period during which you are employed as Executive Chairman). In addition, you agree to serve as a member of the Board for at least two years following your termination of employment, if the Board nominates you as a director during that period and if the Company’s stockholders so approve you as a director. You will receive the Company’s standard director compensation package for your Board service with respect to any period during which you are no longer a Company employee.

10. Restrictive Covenant Agreement. In connection with your becoming CEO on February 21, 2017, you entered into an Employee Statement and Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment, Non-Competition and Non- Solicitation (the “Restrictive Covenant Agreement”), which is attached hereto as Attachment A. The Restrictive Covenant Agreement shall continue in full force and effect from and after the date hereof.

11. Employee Representations, Warranties and Covenants; Company Policies. You represent and warrant that you have no contractual commitments or other legal obligations or restrictions (including to any prior employer) that would prohibit or impair you from performing your duties for the Company. You agree not to violate any confidentiality, restrictive covenant (e.g., a non-solicitation or non-competition obligation) or other obligations that you owe to any other person

(including to any prior employer) during your employment with the Company. You agree to abide by the Company’s general employment policies and practices, including those set forth in its Employee Handbook, its Conflicts of Interest Policy, its Code of Ethics and its Whistleblower Policy and Procedures (as each may be amended from time to time) as well as such other policies and procedures as the Company establishes from time to time.

***

Please accept this offer by signing below.

Very truly yours,

GLOBAL EAGLE ENTERTAINMENT INC.
By:	/s/: Stephen Ballas
Printed Name:	Stephen Ballas
Title:	EVP & General Counsel

I hereby accept this employment offer:

/s/: Jeffrey A. Leddy
Jeffrey A. Leddy

Attachment

Attachment A:	Employee Statement and Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment, Non-Competition and Non-Solicitation

Attachment A

See attached.

(As entered into with the Company on February 21, 2017.)

GLOBAL EAGLE ENTERTAINMENT INC.

EMPLOYEE STATEMENT & AGREEMENTS REGARDING CONFIDENTIALITY, PROPRIETARY INFORMATION, INVENTION ASSIGNMENT, NON- COMPETITION AND NON-SOLICITATION

In consideration of and as a condition of my employment with Global Eagle Entertainment Inc. (“Global Eagle”) and my receipt of the salary and other compensation to be paid to me by Global Eagle, I, the undersigned employee, do hereby agree to the following (this “Restrictive Covenant Agreement”):

1. PROPRIETARY INFORMATION, COPYRIGHTS, MASK WORKS & INVENTIONS
The success of Global Eagle, along with its subsidiaries, affiliates, successors and assigns (the “Company Group”) depends, among other things, upon strictly maintaining confidential and secret information relating to its trade secrets, technology, accounting, costs, research, development, sales, manufacturing, methods, production, testing, implementation, marketing, financial information, financial results, products, customers, suppliers, staffing levels, employees, shareholders, officers and other information peculiarly within the knowledge of and relating to Global Eagle’s business, and to which employees may acquire knowledge or have access to during the course of their employment by the Company Group. All such information is hereinafter collectively referred to as “Proprietary Information.” Proprietary Information shall be broadly defined. It includes all information, data, trade secrets or know-how that has or could have commercial value or other utility in Global Eagle’s business or in which the Company Group contemplates engaging. Proprietary Information also includes all information the unauthorized disclosure of which is or could be detrimental to the interests of the Company Group, whether or not such information is identified as confidential or proprietary information by the Company Group.

Notwithstanding the above, Proprietary Information shall not include any information, data, trade secrets or know-how that (i) I can prove was known by me prior to the commencement of my employment with the Company Group or (ii) is or becomes publicly known from another source that is under no obligation of confidentiality to the Company Group without fault on my part. I do not know any information, data, trade secrets or know-how that would be Proprietary Information but for this provision.

The success of the Company Group also depends upon the timely disclosure of inventions made by the Company Group employees in the course of their employment and, in appropriate circumstances, the full cooperation of employee inventors in filing, maintaining and enforcing United States and foreign country patent applications and patents covering such inventions.

In view of the foregoing and in consideration of my employment by Global Eagle and as a further condition thereof, I agree as follows:

A. PREVIOUS EMPLOYMENT
I acknowledge that it is the policy of Global Eagle to require that its employees strictly honor all obligations regarding proprietary information of former employers. I acknowledge and agree that I have a continuing obligation to protect and safeguard the proprietary information of my former employer(s), if any.

B. PROPRIETARY INFORMATION
I shall exercise utmost diligence to protect and guard the Proprietary Information of the Company Group. Neither during my employment by Global Eagle nor thereafter shall I, directly or indirectly, use for myself or another, or disclose to another, any Proprietary Information (whether acquired, learned, obtained or developed by me alone or in conjunction with others) of the Company Group except as such disclosure or use is (i) required in connection with my employment with Global Eagle, (ii) consented to in writing by Global Eagle, or (iii) legally required to be disclosed pursuant to a subpoena or court order, and in the case of (iii), disclosure may only be made after I have informed Global Eagle of such requirement and assisted Global Eagle in taking reasonable steps to seek a protective order or other appropriate action. Except in connection with the performance of my duties and responsibilities as provided for in the Offer of Employment to which this Restrictive Covenant Agreement is attached, I agree not to remove any materials relating to the work performed at the Company Group without the prior written permission of the Chief Executive Officer (or his designee) of Global Eagle. Upon request by Global Eagle at any time, including in the event of my termination of employment with Global Eagle, I shall promptly deliver to Global Eagle, without retaining any copies, notes or excerpts thereof, all memoranda, journals, notebooks, diaries, notes, records, plats, sketches, plans, specifications, or other documents (including documents on electronic media and all records of inventions, if any) relating directly or indirectly to any Proprietary Information made or compiled by or delivered or made available to or otherwise obtained by me. Each of the foregoing obligations shall apply with respect to Proprietary Information of customers, contractors and others with whom any member of the Company Group has a business relationship, learned or acquired by me during the course of my employment by the Company Group. The provisions of this section shall continue in full force and effect after my termination of employment for whatever reason. Notwithstanding anything herein to the contrary, nothing in this Restrictive Covenant Agreement shall (i) prohibit me from making reports or participating in the investigation of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of local, state or federal law or regulation, or (ii) require notification to or prior approval by the Company Group of any reporting described in clause (i).

C. COPYRIGHT & MASK WORKS
All rights in and to any copyrightable material (including, but not limited to, computer programs) or material protectable as a mask work under the Semiconductor Chip Protection Act of 1984 which I may originate pursuant to or in connection with the Business, and which are not expressly released by Global Eagle in writing, shall be deemed as a work for hire and shall be the sole and exclusive property of the Company Group.

D. INVENTIONS
With the exception of “EXEMPT” inventions, as defined herein, any and all inventions, including original works of authorship, concepts, trade secrets, improvements, developments and discoveries, whether or not patentable or registrable under copyright or similar laws, which I may conceive or first reduce to practice (or cause to be conceived or first reduced to practice), either alone or with others during the period of my employment with the Company Group (hereinafter referred to as “Inventions”) shall be the sole and exclusive property of the Company Group, its successors, assigns, designees, or other legal representatives (“Company Group Representatives”) and shall be promptly disclosed to Global Eagle in writing, and I hereby assign to the Company Group all of my right, title and interest in such Inventions.

I agree to keep and maintain adequate and current written records of all Inventions and their development that I make (solely or jointly with others) during the period of employment. These records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company Group. The records will be available to and remain the sole property of the Company Group at all times.

I shall, without further compensation or consideration, but at no expense to me:

(a)	Communicate to Global Eagle any facts known by me respecting the Inventions;

(b)
do all lawful acts, including the execution and delivery of all papers and proper oaths and the giving of testimony deemed necessary or desirable by Global Eagle or the Company Group, with regard to said Inventions, for protecting, obtaining, securing rights in, maintaining and enforcing any and all copyrights, patents, mask work rights or other intellectual property rights in the United States and throughout the world for said Inventions, and for perfecting, affirming, recording and maintaining in the Company Group and Company Group Representatives sole and exclusive right, title and interest in and to the Inventions, and any copyrights, Patents, mask work rights or other intellectual property rights relating thereto; and

(c)
generally cooperate to the fullest extent in all matters pertaining to said Inventions, original works of authorship, concepts, trade secrets, improvements, developments and discoveries, any and all applications, specifications, oaths, assignments and all other instruments which Global Eagle shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Global Eagle, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

Compliance with California Labor Code Section 2870 - Inventions Made on Your Own Time -- An "EXEMPT" invention is one which:

(a)	was developed entirely on my own time without using Company Group equipment, supplies, facilities, or trade secret information;

(b)	does not relate at the time of conception or reduction to practice of the invention to the Business, or to its actual or demonstrably anticipated research or development; and

(c)	does not result from any work performed by me for the Company Group.

Inventions which I consider to be "EXEMPT" but made solely or jointly with others during the term of my employment, shall be disclosed in confidence to Global Eagle for the purpose of determining such issues as may arise.

I acknowledge and agree that my obligations with respect to the foregoing shall continue after the termination of my employment with Global Eagle. If I am unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company Group as above, then I hereby irrevocably designate and appoint Global Eagle and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patents or copyright registrations thereon with the same legal force and effect as if executed by me.

Pursuant to the Defend Trade Secrets Act of 2016, I understand that: (i) an individual may not be held criminally or civilly liable under any U.S. federal or state trade secrets law for the disclosure of a trade secret that: (A) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (ii) further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order.

Listed on the attached sheet by descriptive title for purposes of identification only are all of the inventions made by me (conceived and reduced to practice) prior to my employment by Global Eagle that I consider to be my property and excluded from this Restrictive Covenant Agreement. If I have not attached any such sheet, and it is not countersigned by the Company, then I acknowledge that there are no such inventions.

2. NON-COMPETITION AND NON-SOLICITATION

I acknowledge that Global Eagle is making a substantial investment in time, money, effort, goodwill and other resources in the business of the Company Group, and in my continued employment with Global Eagle. I acknowledge and agree that Global Eagle and the Company Group are entitled to protect their legitimate business interests and investments and prevent me from using my knowledge of its trade secrets and Proprietary Information to the detriment of the Company Group. I also acknowledge that the nature of the business of the Company Group is such that the on-going relationship among each member of the Company Group and their respective employees, clients and customers is material and has a significant effect on the ability of the Company Group to obtain business. In view of the foregoing and in consideration of my employment by Global Eagle and as further condition thereof, I agree as follows:

A.	NON-COMPETITION
During the period of my employment and for twelve (12) months following the termination thereof for any reason (the “Restricted Period”), I, on behalf of myself or any other person or organization, shall not, and shall cause any person or organization not to, directly or indirectly, in any manner (whether on my or its own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), render services for, accept compensation from, or in any other manner engage in any business (including any new business started by him or her, either alone or with others) that competes with the Company Group in any jurisdiction where the Company Group has operations or customers; provided, however, that the foregoing restriction shall not apply if I am employed by a company or organization that provides such a competing business so long as I am not directly or indirectly engaged by such company or organization in the provision thereof. In addition, if I am a resident of California when my employment terminates and have performed a substantial amount of my duties in the State of California, then, as may be required by law, this Paragraph A shall not apply.

B.	NON-SOLICITATION OF EMPLOYEES
During the Restricted Period, I will not, without Global Eagle’s prior written consent, directly or indirectly, on behalf of myself or any other person or organization, induce, knowingly solicit or encourage to leave the employment of any member of the Company Group, any employee of any member of the Company Group, or any such person who has been an employee thereof for the six months preceding my termination of employment.

C.	NON-SOLICITATION OF CUSTOMERS OR CLIENTS
During the Restricted Period, I will not solicit, induce or attempt to induce, on my own behalf or on behalf of any other person or organization, any of the Company Group’s customers or clients, who I solicited or with whom I dealt or became acquainted while I was employed with Global Eagle for the purpose of either (i) inducing said client to terminate, diminish, or materially alter in a manner harmful to the Company Group its relationship with the Company Group or (ii) providing, or offering to provide, services related to the business of the Company Group to said client. If I am a resident of California when my employment terminates, then this Paragraph C shall not apply.

I acknowledge that the limits set forth herein are reasonable and properly required to adequately protect the Company Group’s legitimate business interests and to prevent unfair competition. However, if in any proceeding, a court or arbitrator shall refuse to enforce this Restrictive Covenant Agreement, whether because the time limit is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of business or otherwise) than is necessary to protect the business of Global Eagle, it is expressly understood and agreed between the parties hereto that this Restrictive Covenant Agreement is deemed modified to the extent necessary to permit this Restrictive Covenant Agreement to be enforced in any such proceedings. I further agree that if there is a breach or threatened breach of the provisions of this Section 2, the Company Group shall be entitled to an injunction restraining me from such breach or threatened breach, in addition to any other relief permitted under applicable law or pursuant to my Offer of Employment. Global Eagle will not be required to post a bond or other security in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction. Nothing herein shall be construed as prohibiting Global Eagle from pursuing any other remedies, at law or in equity, for such breach or threatened breach.

3. ARBITRATION

Any and all claims or controversies arising out of or relating to my employment, the termination thereof, or this Restrictive Covenant Agreement hereto shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration before a single arbitrator in Los Angeles, California, in accordance with then- current rules of the American Arbitration Association applicable to employment and related disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. The obligation to arbitrate such claims shall continue forever, and the arbitrator shall have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to award any and all damages otherwise recoverable in a court of law. The arbitrator shall not have the authority to add to, subtract from or modify any of the terms of this Agreement. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. Global Eagle shall be solely responsible for all costs of the arbitration, provided that each party shall be responsible for paying its own costs for the arbitration process, including attorneys’ fees, witness fees, transcript costs, lodging and travel expenses, expert witness fees, and online research charges, subject to the last sentence of this provision. I shall not be required to pay any type or amount of expense if such requirement would invalidate this agreement or would otherwise be contrary to the law as it exists at the time of the arbitration. Notwithstanding and in addition to the foregoing, Global Eagle may seek injunctive or equitable relief to enforce the terms of this Restrictive Covenant Agreement in any court of competent jurisdiction.

4. GENERAL PROVISIONS

A.	his Restrictive Covenant Agreement will be governed by the laws of the State of Delaware.

B.
Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Restrictive Covenant Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, and the remaining provisions of this Restrictive Covenant Agreement shall remain in full force and effect. This Restrictive Covenant Agreement may not be assigned by me without the prior written consent of Global Eagle. Subject to the foregoing sentence, this Restrictive

Covenant Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Global Eagle, its successors, and its assigns, and may be assigned by Global Eagle and shall be binding and inure to the benefit of Global Eagle, its successors and assigns.

C.
The provisions of this Restrictive Covenant Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions or parts thereof shall nevertheless be binding and enforceable. In the event that any provision of this Restrictive Covenant Agreement is deemed unenforceable, Global Eagle and I agree that a court or an arbitrator chosen pursuant to the terms hereof shall reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. Global Eagle and I agree that each desires the court or arbitrator to reform such provision, and therefore agree that the court or arbitrator will have jurisdiction to do so and that each will abide by the determination of the court or arbitrator.

D.
I have had the opportunity to review this Restrictive Covenant Agreement and have had the opportunity to ask questions regarding the nature of my employment with Global Eagle I have also been advised that I have been given the opportunity to allow legal counsel to assist me in the review of this Restrictive Covenant Agreement prior to my execution of this Restrictive Covenant Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with Global Eagle. I have not entered into, and I agree I will not enter into any oral or written agreements in conflict herewith.

***

I have read, and I understand and agree to comply with all terms and conditions above without any reservation whatsoever.

Jeffrey A. Leddy
Signature	/s/: Jeffrey A. Leddy	Date:	February 21, 2017

Global Eagle Entertainment lnc,
By:	/s/:Stephen Ballas
Name:	Stephen Ballas
Title:	EVP & General Counsel

Signature Page to Restrictive Covenant Agreement